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                                                                 Exhibit 10.18

July 16, 1996





Mr. Bruce  McH. Kirchner
41 Fairview Court
Grand Island, NY 14072

Dear Bruce:

I am pleased to offer you the position of Chief Financial Officer of Easco Corporation. This letter will confirm the details of our offer of employment.

1.   Base Salary

     Your base salary will be $175,000 per year. Your salary and performance will be reviewed at least annually with adjustments to salary being made at the discretion of the Chief Executive Officer.

2.   Annual Bonus

     You will be eligible to participate in Easco's cash incentive program. You will be eligible for a bonus equal to 60% of your base pay. Detailed information regarding the plan will be provided to you, but the basic components are based 75% on the company's consolidated EBIT and 25% on individual performance. In 1996 you will be able to receive a pro rata award based on months of service.

3.   Stock Options

     You will be awarded options on 75,000 shares of Easco stock through the company's non-qualified stock option plan. The exercise price will be fixed on the date of award which should occur not later than September 1, 1996. The vesting period will be three years with 25,000 shares vesting at the end of each year.

4.   Automobile

     You will be provided the use of a new, full sized automobile with all related expenses paid by the company.
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Mr. Bruce McH. Kirchner
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5.  Health Care Insurance and Pension

     You will be eligible for Easco's executive health care and pension packages, details of which have been provided to you. If you have any questions, please contact me.

6.   Employment Agreement

     If during the first two years your employment is terminated for reasons other than cause, your service will be continued for 12 months and you will receive a continuation of base pay and all benefits other than the bonus plan for that period or until such time as you secure other employment, whichever comes first. After two years you will receive not less than six months severance pay.

7.   Vacation

     You will be eligible for three weeks of vacation. After five years you will be eligible for four weeks.

8.   Relocation

     All reasonable and customary expenses associated with your relocation to Ohio will be paid by the company. This includes movement of household effects and real estate transaction fees grossed up for taxes. You will also be allowed 90 days temporary living expenses and reasonable costs associated with house hunting trips for your wife.

9.   Start Date

     As we have agreed, your start date may be as early as July 31, 1996 but in no case later than August 5, 1996. We will set a firm date by Friday, July 19.

Bruce, on behalf of the Board of Directors, I extend to you a warm welcome. I am confident that you will make a significant contribution to our shareholders and fellow employees. I look forward to working with you and I am committed to your success in the years ahead.

Sincerely,

EASCO ALUMINUM



Michael M. Hagerty

MMH/slr